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                              EXHIBIT 20.2


               FIRST COMMONWEALTH FINANCIAL CORPORATION
     ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 1994

   This Proxy is Solicited on Behalf of the Board of Directors of
              First Commonwealth Financial Corporation


     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Frank Finui, William E. Kepple, and R. Kay Thompson, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if then personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.

1. election of the following nominees as Directors to serve for terms ending in 1997

                        [Inert Voting Blocks]

E. H. Brubaker, A. B. Hallstrom, Thomas J. Hanford, H. H. Heilman, Jr., Charles J. Szewczyk, and John I Whalley.

(To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

_________________________________________________________________
____


                       [Insert voting blocks]

2. the proposal to adopt and approve the resolutions amending the Articles of Incorporation of the Corporation which are attached as Appendix 1 to, and described in, the Proxy Statement for the Annual Meeting of Shareholders to be held on April 23, 1994.